SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☑    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12
Diamond Hill Investment Group, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if Other than the Registrant)
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Diamond Hill Investment Group, Inc.
325 John H. McConnell Boulevard, Suite 200
Columbus, Ohio 43215

April 5, 2010

Dear Shareholders:

We cordially invite you to attend the 2010 Annual Meeting of Shareholders of Diamond Hill Investment Group, Inc. (the “Company”), to be held at 325 John H. McConnell Blvd., Columbus, OH 43215, on Tuesday, May 4, 2010, at 1:00 p.m. Eastern Daylight Saving Time.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. During the meeting, we will also report on the operations of the Company and directors and officers of the Company will be present to respond to any appropriate questions you may have. On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person but will ensure that your vote is counted if you are unable to attend the meeting. Your vote is important, regardless of the number of shares you own.

Sincerely,

R. H. Dillon
President & CEO

Diamond Hill Investment Group, Inc.
325 John H. McConnell Boulevard, Suite 200
Columbus, Ohio 43215

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 4, 2010

Notice is hereby given that the 2010 Annual Meeting of Shareholders (the “Annual Meeting”) of Diamond Hill Investment Group, Inc. (the “Company”), will be held at 325 John H. McConnell Blvd., Columbus, OH 43215, on Tuesday, May 4, 2010, at 1:00 p.m. Eastern Daylight Saving Time to consider and act upon the following matters:

1) To elect seven directors to serve on the Company’s Board of Directors;

2) To ratify the appointment of Plante & Moran PLLC as our independent registered public accounting firm for 2010; and

3) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Action may be taken on the foregoing proposals at the Annual Meeting or at any adjournment of the Annual Meeting. The Board of Directors has fixed the close of business on March 29, 2010, as the record date for determination of the shareholders entitled to vote at the Annual Meeting and any adjournments thereof. You are requested to complete and sign the enclosed form of proxy, which is solicited by the Company’s Board of Directors, and to mail it promptly in the enclosed envelope. Alternatively, you may vote by phone by using the control number identified on your proxy or electronically over the Internet in accordance with the instructions on your proxy. Returning the enclosed proxy card, or transmitting voting instructions electronically through the Internet or by telephone, does not affect your right to vote in person at the Annual Meeting. If you attend the Annual Meeting, you may revoke your proxy and vote in person if your shares are registered in your name.

THE PROMPT RETURN OF YOUR PROXY WILL SAVE THE COMPANY THE EXPENSE OF MAKING FURTHER REQUESTS FOR PROXIES IN ORDER TO OBTAIN A QUORUM. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ALTERNATIVELY, REFER TO THE INSTRUCTIONS ON THE PROXY CARD TO TRANSMIT YOUR VOTING INSTRUCTIONS VIA THE INTERNET OR BY TELEPHONE.

By order of the Board of Directors

James F. Laird
Secretary

Columbus, Ohio
April 5, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 4, 2010:
The Proxy Statement and the Company’s 2009 Annual Report to Shareholders are available without charge at the following location:
http://www.diamond-hill.com/pdf/imr/proxy-annual-report-final-print.pdf

Diamond Hill Investment Group, Inc.
325 John H. McConnell Boulevard, Suite 200
Columbus, Ohio 43215

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS OF
DIAMOND HILL INVESTMENT GROUP, INC.
TO BE HELD ON MAY 4, 2010

This Proxy Statement is being furnished to the shareholders of Diamond Hill Investment Group, Inc., an Ohio corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors (the “Board”) for use at the Company’s 2010 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 4, 2010, and any adjournment thereof. A copy of the Notice of Annual Meeting accompanies this Proxy Statement. This Proxy Statement and the enclosed proxy are first being mailed to shareholders on or about April 5, 2010. Only shareholders of record at the close of business on March 29, 2010, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting.

The purposes of this Annual Meeting are:

1) To elect seven directors for one-year terms each;

2) To ratify the appointment of Plante & Moran PLLC as our independent registered public accounting firm for 2010; and

3) To transact such other business that may properly come before the Annual Meeting or any adjournment thereof.

Those common shares represented by (i) properly signed proxy cards or (ii) properly authenticated voting instructions recorded electronically over the Internet or by telephone that are received prior to the Annual Meeting and not revoked will be voted at the Annual Meeting as directed by the shareholders. If a shareholder submits a valid proxy and does not specify how the common shares should be voted, they will be voted FOR the election of Lawrence E. Baumgartner, R. H. Dillon, David P. Lauer, David R. Meuse, Diane D. Reynolds, Donald B. Shackelford, and Frances A. Skinner as directors of the Company and FOR the ratification of Plante & Moran PLLC as our independent registered public accounting firm for 2010. The proxy holders will use their best judgment regarding any other matters that may properly come before the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 4, 2010:
The Proxy Statement and the Company’s 2009 Annual Report to Shareholders are available without charge at the following location:
http://www.diamond-hill.com/pdf/imr/proxy-annual-report-final-print.pdf

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	When and where will the Annual Meeting take place?

A:	The Annual Meeting will be held at 325 John H. McConnell Blvd., Columbus, Ohio 43215, on Tuesday May 4, 2010, at 1:00 p.m. Eastern Daylight Saving Time. Shareholders may also listen live to the Annual Meeting via audio conference by calling 800-774-6070 [use confirmation code 9454640# when prompted] and can view presentation materials in the “News and Updates” section of the Company’s website, http://www.diamond-hill.com.

Q:	What may I vote on?

A:	You may vote on the election of seven directors and on the ratification of the appointment of Plante & Moran as the Company’s independent registered public accounting firm.

Q:	How does the Board recommend I vote?

A:	The Board recommends that you vote FOR the election of the Board’s seven nominees and FOR the ratification of the appointment of Plante & Moran.

Q:	What do I need to do now?

A:	After carefully reading this Proxy Statement, indicate on the enclosed proxy card how you want your shares to be voted and sign and mail the proxy promptly in the enclosed envelope. Alternatively, you may vote by phone by using the control number identified on your proxy, or vote electronically over the Internet in accordance with the instructions on your proxy. The deadline for transmitting voting instructions electronically over the Internet or telephonically is 11:59 p.m., Eastern Daylight Saving Time, on May 3, 2010. If you vote by phone or over the Internet you do not need to return a proxy card. You should be aware that if you vote over the Internet or by phone, you may incur costs associated with electronic access, such as usage charges from Internet service providers and telephone companies.

Q:	What does it mean if I get more than one proxy card?

A:	If your shares are registered differently and are in more than one account, you will receive more than one proxy card. If you intend to vote by mail, sign and return all proxy cards to ensure that all your shares are voted. If you are a record holder and intend to vote by telephone or over the Internet, you must do so for each individual proxy card you receive.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	Many shareholders are beneficial owners, meaning they hold their shares in “street name” through a stockbroker, bank or other nominee. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record. For shares registered directly in your name with the Company’s transfer agent, you are considered the shareholder of record and we are sending this Proxy Statement and related materials directly to you. As a shareholder of record, you have the right to vote in person at the Annual Meeting or you may grant your proxy directly to the Company by completing, signing and returning the enclosed proxy card, or transmitting your voting instructions over the Internet or by phone.

Beneficial Owner. For shares held in “street name,” you are considered the beneficial owner and this Proxy Statement and related materials are being forwarded to you by your broker or other nominee, who is the shareholder of record. As the beneficial owner, you have the right to direct your broker or other nominee on how to vote your shares. Your broker or nominee will provide you with information on the procedures you must follow to instruct them how to vote your shares or how to revoke previously given voting instructions.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares in the manner you instruct and you should follow the voting instructions provided to you by your broker. However, if you do not provide voting instructions to your broker, it may vote your shares in its discretion on certain “routine” matters. The ratification of the appointment of Plante & Moran as our independent registered public accounting firm for the 2010 fiscal year is considered routine, and if you do not submit voting instructions, your broker may choose, in its discretion, to vote or not vote your shares on the ratification. The election of directors, however, is not routine and your broker may not vote your shares without your instructions.

Q:	May I revoke my proxy or change my vote after I have mailed a proxy card or voted electronically over the Internet or by telephone?

A:	Yes. You can change your vote at any time before your proxy is voted at the Annual Meeting. If you are the record holder of the shares, you can do this in three ways:

• send a written statement that you would like to revoke your proxy, which we must receive prior to the Annual Meeting;

• send a newly signed and later-dated proxy card, which must be received prior to the Annual Meeting, or submit later-dated electronic voting instructions over the Internet or by telephone no later than 11:59 p.m. on May 3, 2010; or

• attend the Annual Meeting and revoke your proxy in person prior to the start of voting at the Annual Meeting or vote in person at the Annual Meeting (attending the Annual Meeting will not, by itself, revoke your proxy or a prior Internet or telephonic vote).

If you are a beneficial owner, you may change your vote by submitting new voting instructions to your broker or nominee, and you should review the instructions provided by your broker or nominee to determine the procedures you must follow.

Q:	Can I vote my shares in person at the Annual Meeting?

A:	You may vote shares held of record in person at the Annual Meeting. If you choose to attend, please bring the enclosed proxy card or proof of identification. If you are a beneficial owner and you wish to attend the Annual Meeting and vote in person, you will need a signed proxy from your broker or other nominee giving you the right to vote your shares at the Annual Meeting.

Q:	How will my shares be voted if I submit a proxy without voting instructions?

A:	If you submit a proxy and do not indicate how you want to vote, your proxy will be voted FOR the election of the Board’s seven director nominees and FOR the ratification of Plante & Moran.

Q:	Who can answer my questions about how I can submit or revoke my proxy or vote by phone or via the Internet?

A:	If you are a record shareholder and have more questions about how to submit your proxy, please call James F. Laird, Secretary, at (614) 255-3353. If you are a beneficial owner, you should contact your broker or other nominee to determine the procedures your must follow.

THE ANNUAL MEETING

The Annual Meeting will be held at 325 John H. McConnell Blvd., Columbus, OH 43215, on Tuesday, May 4, 2010, at 1:00 p.m. Eastern Daylight Saving Time. The purposes of the Annual Meeting are (i) to elect seven directors to serve for one-year terms; and (ii) to ratify the appointment of Plante & Moran as the Company’s independent registered public accounting firm. The Company is currently not aware of any other matters that will come before the Annual Meeting.

PROCEDURAL MATTERS

Record Date

Only shareholders of record at the close of business on March 29, 2010, the record date for the Annual Meeting, will be entitled to vote at the Annual Meeting. As of the record date, there were 2,767,892 of common shares outstanding and entitled to vote at the Annual Meeting.

Proxy

Your shares will be voted at the Annual Meeting as you direct on your signed proxy card or in your telephonic or Internet voting instructions. If you submit a proxy without voting instructions, it will be voted FOR the election of Lawrence E. Baumgartner, R. H. Dillon, David P. Lauer, David R. Meuse, Diane D. Reynolds, Donald B. Shackelford and Frances A. Skinner as directors of the Company; and FOR the ratification of the appointment of Plante & Moran as the Company’s independent registered public accounting firm for the 2010 fiscal year. The duly appointed proxy holders will vote in their discretion on any other matters that may properly come before the Annual Meeting.

Voting

Each outstanding share may cast one vote on each separate matter of business properly brought before the Annual Meeting. A plurality of the votes duly cast is required for the election of directors, and the seven nominees receiving the most votes will be elected. Boxes and a designated space are provided on the proxy card for shareholders to mark if they wish to withhold authority to vote for one or more nominees. If you hold shares in street name, the Board encourages you to instruct your broker or other nominee as to how to vote your shares.

A shareholder voting in the election of directors may cumulate such shareholder’s votes and give one candidate a number of votes equal to (i) the number of directors to be elected (seven), multiplied by (ii) the number of shares held by the shareholder, or may distribute such shareholder’s total votes among as many candidates as the shareholder may select. However, no shareholder shall be entitled to cumulate votes unless the candidate’s name has been placed in nomination prior to voting and a shareholder has given us notice at least 48 hours prior to the Annual Meeting of the intention to cumulate votes. The proxies the Company is soliciting include the discretionary authority to cumulate votes. If cumulative voting occurs at the Annual Meeting, the proxies intend to vote the shares represented by proxy in a manner to elect as many of the seven director nominees as possible. Cumulative voting only applies to the election of directors. On any other matter each share has one vote.

Abstentions; Broker Non-Votes; Effect

Shares held in street name and not voted by broker-dealers are referred to as broker “non-votes.” However, broker-dealers who hold their customers’ shares in street name may, under the applicable rules of the self-regulatory organizations of which they are members, vote the shares they hold for beneficial owners on routine matters. The ratification of auditors is considered routine, but the election of directors is not. Because a plurality of the votes duly cast is required for the election of directors, neither abstentions nor broker non-votes will have any impact on the election of directors. As the ratification of auditors must be approved by the affirmative vote of a majority of the total votes cast at the Annual Meeting, abstentions and broker non-votes, which are not considered votes cast, will have no effect on the outcome of the vote.

Quorum

The Company can conduct business at the Annual Meeting only if a quorum, consisting of at least the holders of a majority of our outstanding shares entitled to vote, is present, either in person or by proxy. Abstentions and broker non-votes will be counted toward establishing a quorum. In the event that a quorum is not present at the time the Annual Meeting is convened, a majority of the shares represented in person or by proxy may adjourn the Annual Meeting to a later date and time, without notice other than announcement at the Annual Meeting. At any such adjournment of the Annual Meeting at which a quorum is present, any business may be transacted which might have been transacted at the Annual Meeting as originally called.

Solicitation; Expenses

The Company will pay all expenses of the solicitation of the proxies for the Annual Meeting, including the cost of preparing, assembling and mailing the Notice, form of proxy and Proxy Statement, postage for return envelopes, the handling and expenses for tabulation of proxies received, and charges of brokerage houses and other institutions, nominees or fiduciaries for forwarding such documents to beneficial owners. The Company will not pay any electronic access charges associated with Internet or telephonic voting incurred by a shareholder. Company officers, directors and employees may also solicit proxies in person or by telephone, facsimile or e-mail.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and you should not rely on any such information or representation. This Proxy Statement does not constitute the solicitation of a proxy in any jurisdiction from any person to whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of this Proxy Statement.

Requests for Proxy Statement and Annual Report on Form 10-K; Internet Availability

The Company’s Annual Report on Form 10-K for the year ended December 31, 2009, including audited consolidated financial statements, accompanies this Proxy Statement but is not a part of the proxy solicitation material. The Company is delivering a single copy of this Proxy Statement and the Form 10-K to multiple shareholders sharing an address unless the Company has received instructions from one or more of the shareholders to the contrary. The Company will promptly deliver a separate copy of the Proxy Statement and/or Form 10-K, at no charge, upon receipt of a written or oral request by a record shareholder at a shared address to which a single copy of the documents was delivered. Written or oral requests for a separate copy of the documents, or to provide instructions for delivery of documents in the future, may be directed to James F. Laird, Secretary of the Company, at 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215 or by phone at (614) 255-3333.

Additionally, this Proxy Statement and our Annual Report on Form 10-K are available free of charge at: http://www.diamond-hill.com/pdf/imr.proxy-annual-report-final-print.pdf.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth beneficial ownership of our common shares as of the record date, March 29, 2010, by (a) all persons known by the Company to own beneficially five percent or more of the outstanding shares, (b) each director and director nominee, (c) the Chief Executive Officer and Chief Financial Officer (each, a “Named Executive Officer”), and (d) all executive officers and directors as a group. Although not required, the Company has also decided to voluntarily disclose all common shares beneficially owned by all other employees of the Company. Unless otherwise indicated, the named persons exercise sole voting and dispositive power over the shares listed. None of the named persons have any outstanding options.

	Amount and Nature
	of Beneficial		Percent of
Name of Beneficial Owner	Ownership		Class(1)

Lawrence E. Baumgartner	1,424		*
R. H. Dillon	198,492	(2)	7.2%
James F. Laird	68,025	(3)	2.5%
David P. Lauer	5,445		*
Dr. James G. Mathias	39,366		1.4%
David R. Meuse	36,235		1.3%
Diane D. Reynolds	2,945		*
Donald B. Shackelford	6,965		*
Frances A. Skinner	—		*
Directors, nominees, and executive officers as a group (9 persons)	358,897		13.0%
All other employees of the Company (65 persons)(4)	480,728	(5)	17.4%
5% Beneficial Owners
Wells Fargo & Company(6) One North Jefferson Avenue St. Louis, MO 63103	191,396		6.9%

(1)	Beneficial Ownership of less than one percent is represented by an asterisk (*). The percent of class is based upon (a) the number of shares beneficially owned by the named person, divided by (b) the total number of shares which are issued and outstanding as of March 29, 2010 (2,767,892 shares).

(2)	Includes 1,398 shares held in the Company’s 401(k) plan, over which the Trustees of the 401(k) Plan possess the voting power and which are subject to restrictions on the power to dispose of these shares.

(3)	Includes 2,153 shares held in the Company’s 401(k) plan, over which the Trustees of the 401(k) Plan possess the voting power and which are subject to restrictions on the power to dispose of these shares.

(4)	Includes all employees of Diamond Hill Investment Group, Inc. and its subsidiaries as of March 29, 2010, excluding the executive officers named in the table above. Each Employee has sole voting and sole dispositive over the shares the employee beneficially owns and the employees do not constitute a Group as defined by Rule 13d-1 of the Exchange Act.

(5)	Includes 47,411 shares held in the Company’s 401(k) plan, over which the Trustees of the 401(k) Plan possess the voting power and which are subject to restrictions on the power to dispose of these shares.

(6)	Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission (“SEC”) on January 22, 2010, by Wells Fargo & Company. In this Schedule 13G/A, Wells Fargo & Company reported sole voting power and sole dispositive power over 191,396 shares, and Wells Fargo Advisors Financial Network, LLC reported sole voting power and sole dispositive power over 190,796 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers and directors, and persons who beneficially own more than ten percent of the Company’s shares, to file with the SEC initial reports of ownership on Form 3 and reports of changes in ownership on Form 4 and Form 5. Executive officers, directors and persons who beneficially own more than ten percent of the Company’s securities are required by SEC regulations to furnish to the Company copies of all Section 16(a) reports they file with the SEC. Based solely upon a review of the Forms 3, 4 and 5 furnished to the Company by these persons and statements made by these persons that no other Section 16(a) reports were required to be filed by them, there were, to the Company’s knowledge, no late or unfiled reports during the year ended December 31, 2009.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Company’s Board guides the strategic direction of the Company and oversees its management. All of the Company’s directors are elected annually. Pursuant to the recommendation of the Nominating and Governance Committee, the Board has nominated the seven nominees listed below, six of whom are incumbents. All have been nominated by the Board to hold office until the next annual meeting of shareholders and until their respective successors are elected and qualified.

Dr. James G. Mathias, who has served as a director of the Company since 1993, will be retiring from the Board at the Annual Meeting and will not stand for reelection. The Board has nominated Ms. Frances A. Skinner for election to the seat being vacated by Dr. Mathias. The Board would like to thank Dr. Mathias for his dedicated service to the Company. Ms. Skinner was recommended for nomination by the CEO and CFO who have known Ms. Skinner for approximately three years and were impressed with her experience, temperament and knowledge of the investment management industry.

Recommendation of the Board of Directors; Vote Required

The Board recommends that you vote FOR all the nominees named below in this Proposal 1.  All properly executed proxies received in time to be tabulated for the Meeting will be voted FOR the election of the seven nominees named below unless otherwise specified. If any nominee becomes unable or unwilling to serve between the date of this proxy statement and the Meeting, proxies will be voted FOR the election of a replacement recommended by the Nominating and Governance Committee and approved by the Board of Directors.

Director Independence

The Board has determined that, with the exception of Mr. Dillon, all of the current directors are independent under the rules and independence standards of The NASDAQ Stock Market (“NASDAQ”), as well as applicable SEC requirements. There are no family relationships among the directors and executive officers of the Company.

The Nominees

The Board has determined that all of our director nominees are qualified to serve as directors of the company. In addition to the specific business experience listed below, each of our director nominees has the tangible and intangible skills and attributes which we believe are required to be an effective director of the Company, including experience at senior levels in areas of expertise helpful to the company, a willingness and commitment to assume the responsibilities required of a director of the Company, and the character and integrity we expect of our directors. The specific qualifications of each individual nominee are set forth under his or her name below.

The Board recommends that you vote FOR all of the following nominees:

Lawrence E. Baumgartner, CFA, age 51, has been an independent director of the Company since 2008, and serves on the Compensation Committee and Nominating and Governance Committee. Mr. Baumgartner has been a private investor since 2004. He was employed by Banc One Investment Advisors from 1999 to 2004 most recently serving as Chief Investment Officer of equity securities from 2003 to 2004, where he was responsible for overseeing the management of over $37 billion in assets. He has over 25 years of investment management experience.

Mr. Baumgartner also serves on the Investment Committee of the Columbus Foundation and the Columbus Zoo and Aquarium Endowment.

Mr. Baumgartner received his BS in Business Administration from The Ohio State University and his MBA from Ohio University. Mr. Baumgartner also holds the Chartered Financial Analyst designation.

The Board believes that Mr. Baumgartner’s qualifications to serve on the Company’s Board of Directors include his substantial experience in investment management, including his experience as a chief investment officer of a large investment management firm.

R. H. Dillon, CFA, age 53, has been a director of the Company since 2001, and the President, CEO, and Chief Investment Officer of the Company since 2000. Prior to joining the firm in 2000, Mr. Dillon had been employed as a portfolio manager by Loomis, Sayles & Company since 1997. Mr. Dillon has over 30 years of experience in the investment management industry.

Mr. Dillon also serves on the board of the Columbus Association for the Performing Arts.

Mr. Dillon received his BS and MA from The Ohio State University and his MBA from University of Dayton. Mr. Dillon also holds the Chartered Financial Analyst designation.

The Board believes that Mr. Dillon’s qualifications to serve on the Company’s Board of Directors include his 10 years of experience as CEO and Chief Investment Officer with the Company, his in depth knowledge and involvement in the Company’s operations and his more than 30 years of experience as an investment professional.

David P. Lauer, CPA, age 67, has been an independent director of the Company since 2002, and is the chairman of the Audit Committee. Mr. Lauer retired from Bank One, Columbus in 2001, where he had served as President and Chief Operating Officer from 1997 to 2001. Mr. Lauer is also a retired partner of Deloitte & Touche LLP, an international accounting and consulting firm, where he was Managing Partner of the Columbus Ohio office from 1989 to 1997. Mr. Lauer has over 40 years of experience in accounting and financial matters.

Mr. Lauer is a director of Huntington Bancshares, a multi-state diversified financial holding company, and serves as chairman of the Audit Committee and member of the Capital Planning Committee. He is also a director of R.G. Barry Corporation, a retail developer and marketer of accessory footwear, and serves on the Audit, Compensation, and Nominating and Governance Committees. Mr. Lauer also serves on the board of W. W. Williams Company, Evans Corporation, and On-Line Computer Library Center, Inc, all of which are private or non-for-profit organizations. Mr. Lauer also served as a director of Wendy’s International from 2000 to 2008, Tim Horton’s Inc. from 2006 to 2007, and AirNet Systems, Inc. from 1999 to 2006.

Mr. Lauer has an undergraduate degree from Capital University and a master in accountancy from Ohio University. Mr. Lauer is also a Certified Public Accountant.

The Board believes that Mr. Lauer’s qualifications to serve on the Company’s Board of Directors include his substantial experience in accounting and financial matters, including his significant experience as a certified public accountant, his prior role as President and Chief Operating Officer of Bank One-Columbus, and his experience as a director of other public companies.

David R. Meuse, age 64, has been an independent director and chairman of the board of the Company since 2001, and is the chairman of the Nominating and Governance Committee. Mr. Meuse is employed by Stonehenge Financial Holdings, Inc., a provider of financial and advisory services, where he has served as a principal and chairman of Stonehenge Partners since co-founding the firm in 1999. Prior to founding Stonehenge, Mr. Meuse was employed by Banc One Capital Holdings Corporation, the holding company for the investment banking, merchant banking, brokerage, investment advisory and insurance activities of Bank One Corporation, where he served as Chairman and Chief Executive Officer from 1990 to 1999. Mr. Meuse has over 40 years of experience in the financial services industry.

Mr. Meuse is a director of State Auto Financial Corporation, a super-regional property and casualty insurance company, and serves as chairman of the Investment Committee, and member of the Audit, Nominating and Governance, and Compensation Committees. Mr. Meuse also serves on the board of The Columbus Foundation, where he is the chairman, Kenyon College, ORIX USA Corporation, Diamond Cellar, and The Columbus Partnership, all of which are private or non-for-profit organizations.

Mr. Meuse received his BA in Political Science from John Carroll University and subsequently attended Cleveland-Marshall College of Law at Cleveland State University and the University of Pennsylvania, Wharton School of Finance, Securities Industry.

The Board believes that Mr. Meuse’s qualifications to serve on the Company’s Board of Directors include his 10 years of experience as chairman of the Board and his knowledge of the Company and its operation, his 40 years of experience in the financial services industry, and his experience as a director of another public company.

Diane D. Reynolds, age 50, has been an independent director of the Company since 2001, and serves on the Audit and Compensation Committees. Ms. Reynolds is employed as an attorney by Taft, Stettinius & Hollister LLP, a law firm, where she has served in the Business and Finance Department since 2004. She is also VP and General Counsel of Ecommerce, Inc., where she has served since 2009. She has practiced law for over 24 years.

Ms. Reynolds has an undergraduate degree from The Ohio State University, a J.D. from Capital University School of Law, and a MBA from the University of Chicago.

The Board believes that Ms. Reynolds’ qualifications to serve on the Company’s Board of Directors include her nine years of experience on the board, her significant experience as an attorney, and her general experience in business and financial matters.

Donald B. Shackelford, age 77, has been an independent director of the Company since 2005, is the chairman of the Compensation Committee, and serves on the Nominating and Governance Committee. Mr. Shackelford retired from Fifth Third Bank, Central Ohio (successor to State Savings Bank) in 2008, where he had served as Chairman from 1998 to 2008. Prior to joining Fifth Third Bank, Mr. Shackelford served as Chairman and CEO of State Savings Bank for 25 years, until its acquisition by Fifth Third Bank in 1998.

Mr. Shackelford is a director of The Progressive Corporation, a national property and casualty insurance company, and serves as a member of the Investment and Capital Committee although he intends to retire from that board in April 2010. Mr. Shackelford also serves on the board of Granville Golf Course Company, Heads & Threads International, LLC, and Lowell Group, all of which are private or non-for-profit organizations. Mr. Shackelford also served as a director of Limited Brands, Inc. from 1976 to 2005.

Mr. Shackelford received his BA from Denison University and his MBA from Harvard Business School.

The Board believes that Mr. Shackelford’s qualifications to serve on the Company’s Board of Directors include his substantial experience in banking and financial services and his experience as a director of another public company.

Frances A. Skinner, CFA, CPA, age 45, is a nominee as an independent director of the Company. Ms. Skinner has been a partner with AUM Partners, LLC, a management consulting firm specializing in the investment management industry, since 2009. Prior to joining AUM Partners, she was a principal with Focus Consulting Group, Inc. from 2003 to 2009. Ms. Skinner also spent 16 years at Allstate Investments, LLC, where she worked on developing compensation and incentive programs for investment professionals. Ms. Skinner has over 24 years of experience in the areas of investment management, finance and consulting. She is a co-author of the book High Performing Investment Teams (Wiley, 2006).

Ms. Skinner received her BA from St. Xavier University and her MBA from the University of Illinois — Chicago. Ms. Skinner also holds the Chartered Financial Analyst designation and is a Certified Public Accountant.

The Board believes that Ms. Skinner’s qualifications to serve on the Company’s Board of Directors include her significant experience in the global investment management industry and experience in developing and consulting on matters of leadership, teamwork, performance evaluation, and compensation practices.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF LAWRENCE E. BAUMGARTNER, R. H. DILLON, DAVID P. LAUER, DAVID R. MEUSE, DIANE D. REYNOLDS, DONALD B. SHACKELFORD, AND FRANCES A. SKINNER AS DIRECTORS OF THE COMPANY.

THE BOARD OF DIRECTORS AND COMMITTEES

The Board held a total of five meetings during the year ended December 31, 2009. Each director attended 100% of the combined total number of meetings of the Board and Board committees of which he or she was a member. Consistent with the Company’s Corporate Governance Guidelines, the independent directors met in executive session at four of the Board meetings in 2009. Our Corporate Governance Guidelines provide that all directors are expected to attend each annual meeting of shareholders. All of our incumbent directors attended our 2009 Annual Meeting of Shareholders.

Corporate Governance

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. The Board has adopted a written charter for each Committee. Current copies of each committee charter and our Corporate Governance Guidelines are available at our Web site, www.diamond-hill.com, by clicking the “Investor & Media Relations” tab followed by the “Investor Relations” tab.

Pursuant to rules promulgated under the Sarbanes-Oxley Act, the Board has adopted a Code of Ethics for Principal Executive and Senior Financial Officers. This code is intended to deter wrongdoing and promote honest and ethical conduct, full, timely and accurate reporting, compliance with laws, and accountability for adherence to the code, including internal reporting of code violations.

The Company also has a Code of Business Conduct and Ethics that is applicable to all of our employees and directors, a copy of which is filed as an exhibit to our Form 10-K filed with the SEC. It is the Company’s policy to require all employees to participate annually in continuing education and training relating to the Code of Business Conduct and Ethics.

Audit Committee

Mr. Lauer, Dr. Mathias and Ms. Reynolds serve on the Audit Committee, which met four times during 2009. The Board of Directors has determined that each Committee member met independence and financial literacy rules and standards of the SEC and NASDAQ. The Board also has concluded that Mr. Lauer, the Chairman of the Audit Committee, meets the criteria for an audit committee financial expert as established by the SEC.

The primary purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to (1) the retention of our independent registered public accounting firm, including oversight of the terms of its engagement and its performance, qualifications and independence, and (2) the integrity of our financial statements, other financial information provided to shareholders, and our internal control structure. The Audit Committee also reviews all related person transactions for potential conflicts of interest situations on an ongoing basis and all such transactions must be approved by the Audit Committee. Additional information on the approval of related person transactions is available under the heading “Certain Relationships and Related Person Transactions” below. The report of the Audit Committee appears below the heading “REPORT OF THE AUDIT COMMITTEE.”

Compensation Committee

Mr. Baumgartner, Mr. Shackelford and Ms. Reynolds serve on the Compensation Committee, which met four times during 2009. Mr. Shackelford serves as the Chairman of the Compensation Committee. The Board of Directors has determined that each of these members meets the independence criteria of NASDAQ. No member of the Compensation Committee is or has been an officer or employee of the Company or has had any relationship requiring disclosure by us under Item 404 of SEC Regulation S-K. In addition, no member of the Compensation Committee or Board is employed by a company whose board of directors includes a member of our management.

The primary purpose of the Compensation Committee is to review and approve the Company’s executive compensation policies, evaluate the performance of the Company’s executive officers in light of corporate goals and objectives approved by the Compensation Committee, approve the annual salary, bonus, stock grants and other benefits, direct and indirect, of our executive officers and other senior employees, make recommendations to the full Board with respect to incentive-compensation plans and equity-based plans and determine director and committee member/chair compensation for non-employee directors. The Compensation Committee also administers the

Company’s equity and other incentive plans. A description of the Company’s processes and procedures for the consideration and determination of executive officer compensation are discussed under the heading “Compensation Discussion and Analysis” below.

Nominating and Governance Committee

Messrs. Baumgartner, Meuse, and Shackelford serve on the Nominating and Governance Committee, which was established on February 26, 2009 and met three times during 2009. Mr. Meuse serves as the chairman of the committee. The Board of Directors has determined that all committee members meet the independence criteria of NASDAQ.

The primary purpose of the Nominating and Governance Committee is to maintain and cultivate the effectiveness of the Company’s Board of Directors and oversee the Company’s governance policies. Among the committee’s responsibilities are Board and committee composition, director qualifications, orientation and education, and Board evaluations. Members identify, evaluate, and nominate Board candidates; review compliance with director stock ownership guidelines; and oversee procedures regarding shareholder nominations and other communications to the Board. In addition, they are responsible for monitoring compliance with and recommending any changes to the company’s Corporate Governance Guidelines. Additional information regarding the committee’s activities appears under the heading “Nominations and Corporate Governance.”

Compensation of Directors

The Compensation Committee is responsible for periodically reviewing and recommending to the Board the compensation of independent directors. The following table sets forth information regarding the compensation earned by, or paid to, directors who served on our Board of Directors in 2009. Mr. Dillon, who is also President and Chief Executive Officer, does not receive separate directors’ fees and has been omitted from this table.

2009 Director Compensation(1)

	Fees Earned
	or Paid	Stock
Name	in Cash	Awards(2)	Total

Lawrence E. Baumgartner	$15,000	$30,000	$45,000
David P. Lauer	$17,000	$30,000	$47,000
Dr. James G. Mathias	$12,000	$30,000	$42,000
David R. Meuse	$19,750	$30,000	$49,750
Diane D. Reynolds	$16,000	$30,000	$46,000
Donald B. Shackelford	$20,000	$30,000	$50,000

(1)	Includes only those columns relating to compensation awarded to, earned by, or paid to non-employee directors for their services in 2009. All other columns have been omitted.

(2)	Represents the full grant-date fair value computed by multiplying the total shares granted by the closing price of the shares on the grant date. All shares were fully vested on the grant date, and therefore, this amount also reflects the expense incurred and recognized in the Company’s financial statements. On February 23, 2009, each director, received a grant of 807 shares for service as a non-employee director, which had a value of $30,000 based on the market price of the shares on that date. These shares were granted under the 2005 Employee and Director Equity Incentive Plan. For information on the expensing of these awards, please see note 5 to the consolidated financial statements contained in Form 10-K for the year ended December 31, 2009.

Fees and Other Compensation

Non-employee directors receive the following:

•	An annual retainer of $30,000;

•	An annual retainer of $5,000 for the chairs of the Board and each Committee;

•	A fee of $2,000 for each board meeting attended;

•	A fee of $1,000 for each committee meeting attended; and

•	Directors and all employees of Diamond Hill and its related affiliates are eligible to have our sponsored Diamond Hill Foundation match personal gifts up to an annual limit to qualified charitable organizations. For 2009, directors and employees were eligible to have up to $1,000 matched.

Ownership and Retention Guidelines

Effective February 25, 2010, each non-employee director is required to hold and retain 100% of the shares of our common stock, granted to them for as compensation, for their entire term as a director on the Board. They may not sell any of the shares granted to them until they conclude their service as a director on the Board.

NOMINATIONS AND CORPORATE GOVERNANCE

The Nominating and Governance Committee has general oversight responsibility for assessment and recruitment of new director candidates, as well as evaluation of director and board performance and oversight of governance matters for the Company. The Committee adopted Corporate Governance Guidelines on February 25, 2010. Other specific actions taken during 2009 are set forth below.

Board Leadership and Composition

We believe separating the roles of Chairman and CEO provides for a strong governance and oversight structure. David Meuse has served as independent non-executive chairman since 2001 and R. H. Dillon has served as CEO since joining the firm in 2000. The Chairman approves Board agendas and schedules, chairs all executive sessions of the independent directors, acts as liaison between the independent directors and management, oversees the information distributed in advance of Board meetings, is available to the Secretary to discuss and, as necessary, respond to shareholder communications to the Board, and calls meetings of the independent directors.

Six of the seven members of the Company’s Board are independent under NASDAQ standards. In addition, the Nominating and Governance Committee, the Audit Committee, and the Compensation Committee are all comprised entirely of independent directors. Overall, the Company believes that the Board structure is designed to foster critical oversight, good governance practices, and the interests of the Company and its shareholders.

Board’s Role in Risk Oversight

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including client investment performance, operational, financial, legal and regulatory, and strategic risks. The Audit Committee is responsible for overseeing risks relating to the Company’s accounting matters, financial reporting and legal and regulatory compliance. To satisfy these oversight responsibilities, the Audit Committee meets regularly with management and Plante & Moran. The Compensation Committee is responsible for overseeing risks relating to employment policies and the Company’s compensation and benefits programs. To satisfy these oversight responsibilities, the Compensation Committee meets regularly with management to understand the implications of compensation decisions, particularly the risks that the Company’s compensation policies pose to the Company’s finances and its relationship with employees.

Planning Group

R. H. Dillon, CEO and James F. Laird, CFO, serve as executive management of the Company. Given the entrepreneurial nature of the Company, the relatively small number of total employees, and the high proficiency level of all associates, it is management’s desire to remain a relatively “flat” organization with minimal levels of formal management. The Company also realizes the importance of consensus among senior management to the overall direction and performance of the Company. During 2009 the Company formed the Planning Group, which is comprised of seven associates representing all functional areas of the organization. The Planning Group was formed to provide additional depth and expertise to help executive management and the Board, without adding formal management layers. The Planning Group collaborates and recommends action on various company initiatives and the overall direction of the firm. The Planning Group is comprised of the following individuals: Chris Bingaman — portfolio management, Chris Welch — portfolio management, Rick Snowdon — investment research, Jason Downey — investment research, Laurie Riebel — client management, James Bishop — sales management, and Gary Young — business management. The Company believes that the Planning Group in conjunction with the CEO and CFO is an appropriate and effective organizational structure for Diamond Hill.

Director Orientation and Continuing Education and Development

When a new independent director joins the Board, the Company provides an informal orientation program for the purpose of providing the new director with an understanding of the operations and the financial condition of the Company. In addition, each director is expected to maintain the necessary level of expertise to perform his or her responsibilities as a director. To assist the directors in maintaining such level of expertise, the Company may, from time to time, offer continuing education programs in addition to briefings during Board meetings relating to the competitive and industry environment and the Company’s goals and strategies.

Director Qualifications and the Nominations Process

The Nominating and Governance Committee believes that the nominees presented in this proxy statement would constitute a Board with an appropriate level and diversity of experience, education, skills, and independence. We routinely consider whether additional independent directors should be added to the Board and may add new members in the future.

The Nominating and Governance Committee supervises the nomination process for directors. It considers the performance, independence, diversity, and other characteristics of our incumbent directors, including their willingness to serve, and any change in their employment or other circumstances in considering their renomination each year. In considering diversity, the Nominating and Corporate Governance Committee considers diversity of background and experience as well as gender and other forms of diversity. The Company does not, however, have any formal policy regarding diversity in identifying nominees for a directorship, but rather, considers it among the various factors relevant to any particular nominee. In the event that a vacancy exists or it decides to increase the size of the Board, the Nominating and Corporate Governance Committee identifies, interviews and examines, and make recommendations to the Board regarding, appropriate candidates.

The Nominating and Governance Committee identifies potential candidates principally through suggestions from the Company’s directors and senior management. The CEO and Board members may also seek candidates through informal discussions with third parties. The Company has not historically retained search firms to help identify director candidates.

In evaluating potential candidates, the Nominating and Governance Committee considers, among other factors, independence from management, experience, expertise, commitment, diversity, number of other public company board and related committee seats held, potential conflicts of interest, and the composition of the Board at the time of the assessment. All candidates for nomination must:

•	demonstrate strong character and integrity;

•	have sufficient time to carry out their duties;

•	have experience at senior levels in areas of expertise helpful to the Company and consistent with the objective of having a diverse and well-rounded Board; and

•	have the willingness and commitment to assume the responsibilities required of a director of the Company.

In addition, candidates expected to serve on the Audit Committee must meet independence and financial literacy qualifications imposed by NASDAQ and by the SEC and other applicable law. Candidates expected to serve on the Nominating and Governance Committee or the Compensation Committee must meet independence qualifications set out by NASDAQ, and members of the Compensation Committee may also be required to meet additional independence tests. The evaluation process of potential candidates also includes personal interviews, and discussions with appropriate references. Once the Nominating and Governance Committee has selected a candidate, it recommends the candidate to the full Board for election if a vacancy occurs or is created by an increase in the size of the Board during the course of the year, or for nomination if the director is to be first elected by shareholders. All directors serve for one-year terms and must stand for re-election annually.

The Board does not currently have any specific policies regarding the consideration of director candidates recommended by shareholders and will consider shareholder recommendations for directors using the process and criteria set forth above. The Nominating and Governance Committee will direct the Company’s director nomination process. It is expected that certain aspects of this process will change, although the Nominating Committee has not changed anything as of the date of this Proxy Statement. Further, the Nominating and Governance Committee may, in its discretion, adopt policies in the future regarding the consideration of director candidates recommended by shareholders. Shareholder recommendations for Board candidates must be directed in writing to the Company at 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215, Attention: Secretary, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and us within the last three years, and evidence of the recommending person’s ownership of our common shares.

Certain Relationships and Related Person Transactions

The Board recognizes that related person transactions present a heightened risk of conflicts of interest. The Company currently has no related person transactions reportable pursuant to Item 404(a) of SEC Regulation S-K, and has not had any such transactions in the recent past. As such, the Company does not believe it is necessary to have a written policy specifically dealing with related person transactions. The Audit Committee will review any potential related person transactions as they arise and are reported to the Board or the Audit Committee, regardless of whether the transactions are reportable pursuant to Item 404. No such transactions arose or were reviewed by the Audit Committee in 2009. For any related person transaction to be consummated or to continue, the Audit Committee must approve or ratify the transaction.

EXECUTIVE OFFICERS AND COMPENSATION INFORMATION

The following information describes the business experience during the past five years of James F. Laird, the Company’s only Named Executive Officer other than Mr. Dillon. Mr. Dillon’s experience is described above under the heading “PROPOSAL 1 — ELECTION OF DIRECTORS.” The Company has no executive officers other than our Named Executive Officers. Each Named Executive Officer devotes his full time and effort to the affairs of the Company.

James F. Laird, age 53, has been Chief Financial Officer, Treasurer, and Secretary of the Company since 2001. He also serves as President of Diamond Hill Funds since 2001. Prior to joining the firm in 2001, Mr. Laird was employed by various affiliates of Nationwide Insurance, most recently serving as Senior Vice President of Villanova Capital, from 1987 to 2001.

Mr. Laird also serves on the board of Ohio Dominican University, and is the Chairman of the Audit Committee.

Mr. Laird received his BS in Accounting from The Ohio State University and holds series 7, 24, and 27 licenses with FINRA. He is also a Certified Public Accountant (inactive).

Compensation Discussion and Analysis

Background

The Company is in the investment management industry. Human capital is the most important resource in this industry. A balancing of the economics between owners and employees is always important, especially in an industry that is not capital intensive. The Company is heavily dependent on talented individuals, which are the Company’s most important resource. Attracting and retaining people can be more difficult, given the high percentage of a firm’s value-proposition which is attributable to key people.

The balancing effort is particularly challenging because the Company was essentially a start-up in May 2000, but yet had the unusual legacy of being a publicly owned company, in contrast to the industry norm of partnership-

like structures for investment management firms of a similar size. The Company has been able to attract and retain quality people due to:

•	An investment-centric culture,

•	Ownership in the business,

•	Central Ohio location, and

•	Nationally competitive compensation.

Compensation, which is a critical element in a business so dependent on talented employees, is often directly related to firm profitability levels. This requires a balancing of the economics of the business between increasing shareholder value and retaining and rewarding the employees who generate the profits and are dedicated to producing client investment results. Industry norms are helpful benchmarks for evaluating the balancing effort. Additionally, the Company attempts to enact a thoughtful alignment of incentives that may pertain more so to the Company than others in the industry, because of the ownership structure. As of February 28, 2010, on a fully diluted basis, employees and directors owned approximately 30% of the firm. In contrast, many competitor firms are owned entirely by their employees.

Compensation Program Objectives

The Company seeks to attract and retain people with integrity, intelligence and energy. All employees are paid a competitive base salary, provided with competitive benefits and participate in an annual cash and equity incentive compensation program. The amount of individual incentive awards is based on an assessment of individual performance, while the amount of the overall available incentive pool is based on (i) overall firm investment and operating performance, (ii) market compensation data and (iii) the profitability of the firm compared to other investment management firms.

In addition to their annual incentive compensation, upon commencing employment with the Company certain individuals were awarded options, warrants, restricted stock or a combination as an incentive to their continued employment. Generally these awards vest over five years to promote employee retention and long-term employee ownership. All options and warrants previously granted to these individuals have been fully exercised and the Company’s current practice for this type of award is to grant restricted stock that vests over five years. The Company also seeks to increase the ownership percentage of all employees because it feels that will encourage all employees to act and think like owners. While compensation amounts differ depending upon position, responsibilities, performance and competitive data, the Company seeks to reward all employees with similar compensation components based on these same objectives.

Rewards Based on Performance

The Company’s primary business objective is to meet its fiduciary duty to clients. Specifically, the focus is on long-term, five-year investment returns, with goals defined as rolling five-year periods in which client returns are sufficiently above relevant passive benchmarks, rank in the top quartile of similar investment strategies and absolute returns are sufficient for the risk associated with the asset class. As it relates to the Company’s investment professionals, the compensation program is designed to reward performance that supports these objectives. For those employees who are not a part of the Company’s investment team, the compensation program varies but is based on rewarding individual performance that helps the Company meet its fiduciary duty to clients. The Company’s second objective is to fulfill its fiduciary duty to shareholders by managing the firm and its assets to increase shareholder value over time. To support that objective, the named executive officers, CEO, Mr. R. H. Dillon and CFO, Mr. James F. Laird are incented based on achieving operating profit margins that the Compensation Committee believes are fair and competitive.

Compensation Setting Process

Role of the Compensation Committee

The Compensation Committee of the Board of Directors (the “Committee”) has overall responsibility for evaluating and approving the structure, operation and effectiveness of the Company’s compensation plans, policies and programs for all employees. The Committee consists of Lawrence E. Baumgartner, Diane D. Reynolds, and Donald B. Shackelford. Mr. Shackelford serves as Chairman. Each member of the Committee is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code and a “non-employee director” for purposes of Section 16(b) of the Securities Exchange Act of 1934. The Committee is specifically charged with the following:

•	To review and approve the corporate goals and objectives relevant to the compensation of the CEO, to evaluate the CEO’s performance in light of these goals and objectives, and, based on this evaluation, make recommendations to the Board for the independent Directors to approve the CEO’s compensation level (including any long-term incentive or other compensation under any incentive-based or equity-based compensation plan);

•	To review management’s recommendations and make recommendations to the Board with respect to Director and other non-CEO executive officer compensation provided; however, that the Committee has full decision-making powers with respect to compensation intended to be performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code;

•	To retain compensation consultants as necessary to assist in its evaluation of Director, CEO or other senior executive compensation programs or arrangements. The Committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors;

•	To review management’s recommendations and make recommendations to the Board with respect to incentive-based compensation and equity-based compensation plans and programs that are subject to Board approval, and that may be applicable to all or any portion of the employees of the company and/or its subsidiaries; and

•	To exercise all power and authority of the Board in the administration of equity-based incentive compensation plans.

The Committee considers the sum of all pay elements when reviewing annual compensation recommendations for the Company’s named executive officers. Although the framework for compensation decision-making is tied to the Company’s overall financial performance and the creation of long-term shareholder value, the Committee retains discretion to make recommendations to the Board for the independent Directors to approve individual compensation based on other performance factors such as demonstrated management and leadership capabilities and the achievement of certain investment performance results and other strategic operating results.

Role of Management

The Company’s CEO evaluates the CFO as part of the annual review process and makes recommendations to the Committee regarding all elements of executive compensation paid to him. Changes in executive compensation proposed by the Company’s CEO are based on the individual executive’s performance, the compensation of individuals with comparable responsibilities in competing or similar organizations, and the profitability of the Company. At the Committee’s request, the Company’s CEO and CFO attend Committee meetings to provide compensation and other information to the Committee, including information regarding the design, implementation and administration of the Company’s compensation plans. The Committee also meets in executive sessions without the presence of any executive officer whose compensation the Committee is scheduled to discuss.

Use of Compensation Consultants and Surveys in Determining Executive Compensation

The Committee’s written charter provides the Committee the authority to retain an independent outside executive compensation consulting firm to assist in evaluating policies and practices regarding executive compensation and provide objective advice regarding the competitive landscape. However, historically the Committee has not engaged compensation consultants. In 2009, the Committee relied on third-party executive pay analyses obtained as described below and did not hire an external consultant to assist them in its evaluation of pay practices for the Company’s named executive officers.

Each year the Company obtains and summarizes an asset management industry pay analysis prepared by McLagan Partners, a compensation specialist focusing on the asset management industry. The companies in the McLagan Partners’ analysis include over 100 public and private asset management companies with which the Company competes. This analysis provides the Committee with a general overview of compensation trends in the asset management industry. The Committee does not define a specific peer group, but rather relies on a broad view of the analysis. The Committee does not set any compensation elements or levels based on targeting a certain percentile from the survey, but rather sets compensation that it believes to be competitive and based on the executive’s value to the Company. The survey is just one of many factors that the Committee considers when determining executive compensation. Management and the Committee believe this broad view of the analysis is appropriate because the Company competes with both public and private asset management firms regardless of their size and scope of operations.

Elements of Compensation

The compensation for the Company’s named executive officers is comprised of the following elements:

•	Base salary;

•	Annual performance-based incentive awards;

•	Retirement plan benefits; and

•	Other benefits and perquisites made available to all Company employees

Base Salary

Base salaries for the Company’s named executive officers are intended to provide a fixed level of cash compensation that is appropriate given the executive’s role in the organization. Generally, base salaries are determined by 1) scope of responsibility and complexity of position, 2) performance history, 3) tenure of service, 4) internal equity within the Company’s salary structure, and 5) relative salaries of persons holding similar positions at companies within the investment management industry and are designed to reward knowledge and experience. In December 2008, the Compensation Committee made the determination not to increase the base salaries of the named executive officers for fiscal year 2009. Consistent with the Company’s desire to have the majority of total compensation paid to named executive offices at risk in the form of incentive compensation, 18 percent of the total named executive officers’ compensation in fiscal 2009 (as defined in the Summary Compensation table) was paid in the form of base salaries.

Annual Performance-based Incentive Awards

The Company’s annual performance-based compensation awards for the named executive officers are designed to advance the interests of the Company and its shareholders by linking the compensation of the named executive officers to Company performance and the achievement of financial goals in the current fiscal year. A substantial portion of the named executive officers’ total compensation is in the form of annual performance-based compensation, and a substantial portion of that compensation is in the form of equity grants that are restricted from sale for a period of time.

The Company maintains two plans under which incentive awards are made. The 2006 Performance-Based Compensation Plan (the “2006 Plan”) is an incentive compensation plan designed to satisfy the requirements of Section 162(m) of the Internal Revenue Code. This plan was approved by the Company’s shareholders at its 2006 annual meeting. The cash portion of any award is governed by the 2006 Plan and the applicable award agreement with the participant under that plan. Additionally, the 2006 Plan provides that portions of incentive awards under the 2006 Plan may be paid in Company stock. Stock earned pursuant to incentive awards under the 2006 Plan is paid in the form of “stock grants” made under the Company’s 2005 Employee and Director Equity Incentive Plan (the

“2005 Plan”), which is an equity compensation plan that was approved by the Company’s shareholders at its 2005 annual meeting.

The Company establishes an “annual incentive plan” each year in which it establishes a performance-based incentive pool (the “Bonus Pool”) for all eligible employees. This annual incentive plan comprises the framework and sets the specific goals under which awards will be made for that year under the 2006 Plan and the 2005 Plan. The Bonus Pool is calculated each year based on revenue multiplied by the target operating profit margin less operating expenses (excluding the expense related to such incentive awards). In setting the target operating profit margin, the Committee attempts to balance the economics of the business between increasing shareholder value and the retaining and rewarding the employees who generate the profits and are dedicated to producing client investment results. In doing so, the Committee reviews data on public and private asset management company profit margin trends, the expected growth of the Company, and staffing levels. The target operating profit margin, excluding the results of Beacon Hill Fund Services (the “adjusted profit margin”) for 2009 ranged from 27% at $30 million in revenues to 32% at $50 million in revenues. The results of Beacon Hill Fund Services were excluded from the target operating profit margin in 2008 and 2009 because it is a start-up subsidiary of the Company.

Annual performance-based incentive awards paid to the named executive officers under the 2006 Plan are based upon the achievement of a specific performance target for the Company. The performance target is determined at the beginning of each performance period, taking into the consideration the performance target from the prior year, forecasted revenue, and the requirements of Section 162(m) of the Internal Revenue Code. Once it is determined that the performance target has been meet, the calculation of the individual awards under the plan are determined. The Committee is responsible for determining eligibility for participation in the 2006 Plan. The Committee is also responsible for determining the maximum award potential for each participant, the objective performance goal(s) against which performance will be measured, certifying whether the performance goal(s) have been met, and, ultimately, the percentage of the award potential to be paid to each participant upon goal achievement. The maximum award potential for each participant is generally set as a percentage of the Bonus Pool as explained above. Awards made under the 2006 Plan are capped at $5 million for each 2006 Plan participant on an annual basis.

Under the terms of Mr. Dillon’s employment agreement with the Company, if, without Mr. Dillon’s consent, the percentage assigned to Mr. Dillon of any bonus pool created by the Company for its employees is less than 20%, Mr. Dillon may resign and terminate his employment with Company for good reason. In 2008 and 2009, in order to permit other employees to receive a larger bonus opportunity, Mr. Dillon consented to receiving less than 20% of the Bonus Pool.

In March 2009, the Committee established the following performance criteria for the year ended December 31, 2009, and the related potential award amounts that the named executive officers, R. H. Dillon and James F. Laird, would be eligible to earn upon achievement of that performance criterion:

•	If adjusted profit margin was at or above 31 percent then Mr. Dillon and Mr. Laird would be eligible to earn 20 percent and 5 percent, respectively, of the Bonus Pool;

•	If adjusted profit margin was between 16 and 31 percent then Mr. Dillon and Mr. Laird would be eligible to earn between 0 percent and 20 percent and 0 percent and 5 percent, respectively, of the Bonus Pool determined through linear interpolation with 0% as the floor if adjusted profit margin is 16 percent or less and 20 percent as the ceiling if adjusted profit margin is equal to 31 percent; and

•	If the adjusted profit margin was below 16 percent then Mr. Dillon and Mr. Laird would not be eligible for any award.

The Company recorded adjusted profit margin of 31 percent which resulted in a Bonus Pool of $12.3 million for the year ended December 31, 2009. Management provided the Board with a report related to the meeting of the pre-established performance target. Based upon that report, the Board certified that the pre-established performance target was met for the purpose of the plan and that the named executive officers were eligible for the maximum potential award related to the achievement of the respective adjusted profit margin. The Committee then granted Mr. Dillon $2 million or 16.3 percent of the performance based incentive pool and granted Mr. Laird $565 thousand or 4.6 percent of the performance based incentive pool. Of these total performance-based incentive awards, approximately 75% of Mr. Dillon’s award and 70% of Mr. Laird’s award were made in the form of restricted stock grants that were immediately vested but were restricted from sale. The remainder of the awards was made in cash. In determining the percentage of the awards that should be in cash versus equity the Committee considered management’s recommendation and the Company’s overall desire to continually increase employee ownership to further align employees and shareholders.

The Company has no formal policy to adjust prior incentive awards to reflect restatement or adjustment of financial results. The Company believes that due to the nature of its business, material restatements or prior period adjustments to operating results are highly unlikely. Individual awards made under the annual incentive plan are based on the factors discussed above and may increase or decrease materially from year to year consistent with similar changes in the relevant factors such as profitability and individual performance. The Company gives no weight to the economic impact of prior awards in making awards for the current year.

Retirement Plan Benefits

The Company provides retirement benefits through the Diamond Hill Investment Group 401k Plan. The named executive officers are entitled to participate in this plan on the same terms and conditions as all other employees. The plans do not involve any guaranteed minimum or above-market returns, as plan returns depend on actual investment results.

Other Benefits and Perquisites

The Company does not provide supplemental retirement plan benefits or non-qualified compensation plans to the named executive officers. As a general rule, the Company does not provide any perquisites or other personal benefits to its named executive officers that are not offered on an equal basis to all employees. The Company’s named executive officers are entitled to participate in benefit programs that entitle them to medical, dental, short-term, and long-term disability insurance coverage that are available to all employees.

Post Employment Payments

Only the CEO has an employment contract which provides for payments upon termination of employment. The maximum payment that Mr. Dillon could receive in the event of his termination without cause is one year’s salary, one year’s incentive bonus (based on the prior year’s bonus) and a prorated incentive bonus for the year of termination. More information on the employment agreement with our CEO and termination payments thereunder is set forth under the heading “Employment Agreements and Change in Control Benefits.”

Stock Ownership Guidelines

We have a stock ownership policy for our executive officers. This policy provides that our named executive officers and other key executives are expected to reach levels of ownership determined as a stated multiple of an executive’s base salary within five years after the adoption of the guidelines or, if later, within five years from the date when the executive assumed his or her position. The stated ownership multiples are five times base salary for the CEO and President, three times base salary for the CFO. Both named executive officers are in compliance with this program.

Risks Related to Compensation Policies and Practices

As part of its oversight of the Company’s executive and non-executive compensation programs, the Compensation Committee considers how current compensation programs, including the incentives created by compensation awards, affects the Company’s risk profile. In addition, the Company reviews its compensation policies, particularly the incentives that they create, to determine whether they encourage an appropriate level of risk-taking and do not present a significant risk to the Company. The Compensation Committee also considered the following risk mitigating factors:

•	Current compensation programs reward portfolio managers and research analysts on trailing five year investment performance in client accounts;

•	A majority of incentive compensation is in the form of equity-based awards;

•	Sale restriction periods for equity-based compensation awards that encourage executives and other employees to focus on the long-term performance of the Company;

•	The Committee’s discretionary authority to adjust annual incentive awards, which helps mitigate business risks associated with such awards;

•	The Company’s internal control over financial reporting and other financial, operational and compliance policies and practices currently in place; and

•	Base salaries consistent with executives’ responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security.

Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table for 2009

The following table sets forth the compensation paid to or earned by Mr. Dillon and Mr. Laird during 2009, 2008 and 2007. The Company has no other executive officers. Additional information on the elements of compensation included in the table below, including a discussion of the amounts of certain components of compensation in relation to others, is available under the heading “Compensation Discussion and Analysis” above.

				Non-Equity
Name and				Incentive Plan	All Other
Principal			Stock Awards	Compensation	Compensation
Position	Year	Salary	(1)	(2)	(3)	Total

R. H. Dillon	2009	$360,000	$1,500,000	$500,000	$34,200	$2,394,200
President and	2008	$360,000	$929,750	$1,150,250	$32,400	$2,472,400
Chief Executive Officer	2007	$360,000	$1,750,000	$740,000	$31,800	$2,881,800
James F. Laird	2009	$200,000	$395,000	$170,000	$26,400	$791,400
Secretary, Treasurer and Chief	2008	$200,000	$350,000	$170,000	$26,400	$746,400
Financial Officer	2007	$180,000	$475,000	$147,500	$24,000	$826,500

(1)	Represents the full grant date fair value computed by multiplying the total number of shares granted by the closing price of the shares on the grant date. These shares were awarded to Messrs. Dillon and Laird under the 2005 Plan as partial payment for amounts earned under our 2009, 2008 and 2007 annual incentive plans. All shares were fully vested on the grant date but were restricted from sale for a period of time. The below table shows the details of the specific number of shares granted for each annual incentive plan year:

	Incentive	Shares		Sale Restriction
Name	Plan Year	Granted	Grant Date	Period

R. H. Dillon	2009	21,502	February 17, 2010	One Year
	2009	2,801	February 17, 2010	Five Years
	2008	25,000	February 23, 2009	One Year
	2007	25,000	January 18, 2008	One Year
James F. Laird	2009	4,999	February 17, 2010	One Year
	2009	1,401	February 17, 2010	Five Years
	2008	9,411	February 23, 2009	One Year
	2007	6,786	January 18, 2008	One Year

(2)	Represents cash awards paid to Messrs. Dillon and Laird as partial payment for amounts earned under our 2009, 2008 and 2007 annual incentive plans. For more information on our annual incentive plan, please see the information above under the heading “Compensation Discussion and Analysis.”

(3)	The following types of compensation are included in the all other compensation column:

			Contributions to
		Contributions to	Health Savings
		Retirement Program	Account
Name	Year	(a)	(a)	Total

R. H. Dillon	2009	$29,400	$4,800	$34,200
	2008	$27,600	$4,800	$32,400
	2007	$27,000	$4,800	$31,800
James F. Laird	2009	$24,000	$2,400	$26,400
	2008	$24,000	$2,400	$26,400
	2007	$21,600	$2,400	$24,000

(a)	Company contributions to Retirement Program and employee Health Savings Accounts are offered to all employees of the Company and its affiliates.

Grants of Plan Based Awards for 2009.  The following table sets forth information regarding annual incentive plan awards to each of the Named Executive Officers for the year ended December 31, 2009.

												All
												Other	All Other
												Stock	Option		Grant
												Awards:	Awards:	Exercise	Date Fair
		Estimated Possible Payouts					Estimated Possible Payouts					Number of	Number of	Or Base	Value of
		Under Non-Equity Incentive Plan					Under Equity Incentive					Shares of	Securities	Price of	Stock and
	Grant	Awards(2)					Plan Awards(2)					Stock or	Underlying	Option	Option
Name	Date(1)	Threshold		Target	Maximum		Threshold		Target	Maximum		Units	Options	Awards	Awards

Mr. Dillon	3/12/09	$1	(3)	—	$2,460,130	(3)	—		—	—		—	—	—	—
	3/12/09	—		—	—		$1	(4)	—	$2,460,130	(4)	—	—	—	—
Mr. Laird	3/12/09	$1	(3)	—	$615,033	(3)	—		—	—		—	—	—	—
	3/12/09	—		—	—		$1	(4)	—	$615,033	(4)	—	—	—	—

(1)	On March 12, 2009, the Company entered into participation agreements with Messrs. Dillon and Laird under the 2006 Performance-Based Compensation Plan. The performance period for these awards was the 2009 fiscal year. These awards were granted in accordance with Section 162(m) of the Internal Revenue Code so that amounts paid are deductible by the Company as performance-based compensation. The performance conditions applicable to these awards are discussed in the “Compensation Discussion and Analysis” above. Although amounts awarded under the 2006 Performance-Based Compensation Plan are denominated in dollars, once such amounts are earned, they are paid, at the discretion of the Compensation Committee, in both cash and in share awards made under the 2005 Plan.

(2)	Because the amount of the award ultimately earned is based on the satisfaction of performance criteria, partial satisfaction could result in a payment ranging from $1, ranging to the maximum depending on the extent to which the performance goals are met; provided, however, that the aggregate value of the cash and shares awarded may not exceed the specified maximum, which was $2,460,130 and $615,033 for Mr. Dillon and Mr. Laird, respectively, in fiscal 2009. The maximum is the largest amount that could have been earned for fiscal 2009 upon the satisfaction of all of the performance goals specified in the participation agreement. Because the amount of the award varies based upon the extent of satisfaction of the performance goals, there is no specified target amount. Both Mr. Dillon and Mr. Laird earned less than the maximum amount available under the annual incentive plan for 2009.

(3)	The cash portion of the award earned by Messrs. Dillon and Laird under the annual incentive plan for 2009 is identified in the “Summary Compensation Table” and in the above table in the “Non-Equity Incentive Plan” column.

(4)	The value of shares awarded under the annual incentive plan for 2009 is determined based on the closing price of the shares on the day of payment. The shares awarded to Messrs. Dillon and Laird were awarded under the 2005 Plan. The stock portion of the award earned by Messrs. Dillon and Laird under the annual incentive plan for 2009 is identified in the “Summary Compensation Table” in the “Stock Awards” column.

Outstanding Equity Awards at December 31, 2009.  Neither Mr. Dillon nor Mr. Laird had any outstanding equity awards at December 31, 2009.

Option Exercises and Stock Vested for 2009.  Neither Mr. Dillon nor Mr. Laird exercised any options during 2009. The table below sets forth information regarding the vesting during 2009 of stock awards made to Mr. Dillon and Mr. Laird.

	Stock Awards(1)
	Number of Shares	Value Realized
Name	Acquired on Vesting	on Vesting(2)

Mr. Dillon	25,000	$929,750
Mr. Laird	9,411	$350,000

(1)	Reflects stock awards under the 2005 Plan to Messrs. Dillon and Laird as partial payment for amounts earned under the 2008 annual incentive plan. Although the amounts were earned for performance in 2008, the shares were not actually awarded until 2009. These awards were immediately vested on the date of grant, although they were restricted from sale for a period of one year. For more information on these awards see the “Summary Compensation Table” and the “Grants of Plan-Based Awards Table” above.

(2)	The value realized is the number of shares vested, multiplied by the closing price of the shares on the date of vesting.

Pension Plans and Non-Qualified Deferred Compensation.  The Company does not maintain any pension plans or non-qualified deferred compensation programs for executives or employees.

Employment Agreements and Change In Control Benefits.  The Company currently has an employment agreement with Mr. Dillon. A description of the agreement is set forth below. The Company is not a party to any employment agreements with any other employees and is not obligated to provide change in control benefits to any employee other than Mr. Dillon.

Employment Agreement with Mr. Dillon.  In August 2006, the Company entered into an employment agreement with Mr. Dillon, the Company’s President and Chief Executive Officer. This agreement was amended in December 2008 to address newly implemented tax laws relating to deferred compensation, although no other changes were made. The agreement has a current expiration date of January 1, 2011, although it may be extended after such time by mutual agreement with Mr. Dillon. The agreement provides for an annual salary of $360,000, which may be increased (but not reduced) by the Board annually, plus participation by Mr. Dillon in the annual incentive plan as well as health insurance, six weeks paid vacation annually and participation in other benefit programs offered to employees. The agreement also restricts Mr. Dillon from competing with the Company during the term of the agreement and for one year following termination of his employment and provides that he will at all times maintain the confidentiality of Company information.

If the Company terminates Mr. Dillon’s employment without cause, he is entitled to the following payments, which are quantified to reflect the amounts he would have received had his employment been terminated at December 31, 2009:

1. his accrued and unpaid base salary and vacation and unreimbursed business expenses as of the date of termination ($0 at December 31, 2009);

2. payments, if any, under benefit plans and programs in effect at the time (the Company currently has no benefit plans that would result in payments upon termination);

3. a single lump sum payment equal to six months base salary at his annual salary rate in effect at the date of termination ($180,000 at December 31, 2009);

4. beginning in the seventh month after the date of termination, six monthly payments of his monthly base salary ($180,000 at December 31, 2009);

5. a pro rata portion of any amounts earned under the annual incentive plan for the year in which the termination occurs ($2,000,000 at December 31, 2009 because the year was complete); and

6. a lump sum payment equal to the amount, if any, he received under the annual incentive plan for the preceding year ($2,000,000).

Mr. Dillon may terminate his employment for “good reason,” which generally includes reduction of his annual base salary, a reduction in his maximum potential payment under the annual incentive plan to less than 20% of the available bonus pool that is not mutually agreed upon, permanent or consistent assignment to him of duties inconsistent with his position and authority, no longer having him report directly to the Board or a breach by the Company of his employment agreement. If he terminates his employment for good reason, Mr. Dillon is entitled to all of the payments referenced above, except he will not receive a pro rata portion of amounts earned under the annual incentive plan for the year in which termination occurs.

If Mr. Dillon’s employment terminates due to his death or disability, upon the expiration of the employment agreement in accordance with its terms or the Company terminates Mr. Dillon for “cause,” he will be entitled to receive the payments set forth in numbers 1 and 2 above. In the event of his death or disability, he will also receive the payments described in number 5 above. Under the employment agreement, “cause” generally includes material violations of the Company’s employment policies, conviction of crime involving moral turpitude, violations of securities or investment adviser laws, causing the Company to violate a law which may result in penalties exceeding $250,000, materially breaching the employment agreement or fraud, willful misconduct or gross negligence in carrying out his duties.

Mr. Dillon will not receive any payments solely due to a change in control. However, if within 24 months after the occurrence of a change in control Mr. Dillon’s employment is terminated for any reason other than his disability or for cause, he will be entitled to the following payment from us or our successor:

•	his accrued and unpaid base salary and vacation and unreimbursed business expenses as of the date of termination ($0 at December 31, 2009);

•	payments, if any, under benefit plans and programs in effect at the time. The Company currently has no benefit plans that would result in payments upon termination;

•	a single lump sum payment equal to his annual base salary and incentive plan compensation payable to him for the most recently completed fiscal year ($2,000,000 at December 31, 2009); and

•	a single lump sum payment equal to 12 months of premium payments for coverage for Mr. Dillon and his family under our group health plan ($3,954 at December 31, 2009).

If any payments to Mr. Dillon in connection with a change in control would constitute excess parachute payments under applicable tax laws, the benefits Mr. Dillon will receive will be reduced to an amount equal to $1 less than the amount that would be an excess parachute payment.

Report of the Compensation Committee

The Board’s Compensation Committee has submitted the following report for inclusion in this Proxy Statement:

We have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussions, we recommended that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC.

Submitted by the Compensation Committee of the Board of Directors:

Donald B. Shackelford, Chairman
Lawrence E. Baumgartner
Diane D. Reynolds

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 2:
RATIFICATION OF THE APPOINTMENT OF PLANTE & MORAN PLLC AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010

The Audit Committee reappointed Plante & Moran as the Company’s independent registered public accounting firm for the 2010 fiscal year at its February 2010 meeting, and is asking that our shareholders ratify this reappointment. Plante & Moran was first appointed to serve as our independent registered public accounting firm on November 10, 2005.

Representatives of Plante & Moran are expected to be present at the Annual Meeting to respond to appropriate questions from shareholders and to make such statements as they may desire.

Recommendation of the Board of Directors; Vote Required

The Board recommends that you vote FOR Proposal 2, the ratification of the appointment of Plante & Moran as our independent registered public accounting firm for 2010.  All properly executed proxies received in time to be tabulated for the Annual Meeting will be voted FOR the ratification of the appointment of Plante & Moran as our independent registered public accounting firm for 2010 unless otherwise specified. To ratify Plante & Moran’s appointment, Proposal 2 must be approved by the affirmative vote of a majority of the total votes cast at the Meeting. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of the vote. If Proposal 2 is not approved, the Audit Committee will reconsider the appointment of Plante & Moran as our independent registered public accounting firm for 2010.

Disclosure of Fees Charged by the Independent Registered Public Accounting Firm

The following table summarizes the fees charged by Plante & Moran for services rendered to the Company and its subsidiaries during 2008 and 2009. All services were approved by the Audit Committee.

	Year Ended	Year Ended
	12/31/2009	12/31/2008

Audit Fees(1)	$65,100	$61,800
Audit-Related Fees(2)	$300	$5,900
Tax Fees(3)	$36,875	$15,000
All Other Fees(4)	$4,500	$46,000

Total Plante & Moran Fees	$106,775	$128,700

(1)	Audit fees include professional services rendered for the audit of annual financial statements, reviews of quarterly financial statements, issuance of consents, and assistance with review of other documents filed with the SEC.

(2)	Audit-related fees include services related to responding to SEC staff correspondence.

(3)	Tax fees include services related to tax compliance, tax advice and tax planning including the preparation of tax returns and assistance with tax audits.

(4)	Other fees include services related to assisting management with calculating the Company’s “earnings and profits” in order to determine the proper tax character of the special $10.00 per share dividend paid during 2008.

Report of the Audit Committee

The Audit Committee is comprised of three independent directors operating under a written charter adopted by the Board. Annually, the Audit Committee engages the Company’s independent registered public accounting firm. Plante & Moran served as the independent registered public accounting firm for the year ended December 31, 2009.

Management is responsible for preparation of the Company’s financial statements and for designing and maintaining the Company’s systems of internal controls and financial reporting processes. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board and issuing reports on the Company’s financial statements and the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee’s responsibility is to provide independent, objective oversight of these processes.

Pursuant to this responsibility, the Audit Committee met with management and Plante & Moran throughout the year. The Audit Committee reviewed the audit plan and scope with Plante & Moran and discussed with them the matters required by Statement on Auditing Standards No. 114 (The Auditor’s Communication with Those Charged with Governance), as may be amended from time to time. The Audit Committee also met with Plante & Moran without management present to discuss the results of their audit work, their evaluation of the Company’s system of internal controls and the quality of the Company’s financial reporting.

The Committee also discussed with Plante & Moran its independence from management and the Company, and received its written disclosures pursuant to applicable requirements of the PCAOB regarding the independent accountant’s communication with the audit committee concerning independence.

Management has represented to the Audit Committee that the Company’s consolidated financial statements for the year ended December 31, 2009, were prepared in accordance with generally accepted accounting principles, and the Audit Committee reviewed and discussed the audited consolidated financial statements with management and Plante & Moran. Based on the Audit Committee’s discussions with management and Plante & Moran and review of Plante & Moran’s report to the Audit Committee, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC.

Submitted by the Audit Committee of the Board of Directors:

David P. Lauer, Chairman
Dr. James G. Mathias
Diane D. Reynolds

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Given the Company’s relatively small size, the relatively small number of record shareholders, and the Board’s consistent practice of being open to receiving direct communications from shareholders, the Board believes that it is not necessary to implement, and the Company does not have, a formal process for shareholders to send communications to the Board. The Company’s practice is to forward any communication addressed to the full Board to the Chairman, to a group of directors to a member of the group, or to an individual director, to that person.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Shareholders are entitled to submit proposals on matters appropriate for shareholder action consistent with SEC rules and our Code of Regulations. Should a shareholder wish to have a proposal appear in the Proxy Statement for next year’s annual meeting, under applicable SEC rules, the proposal must be received by the Company’s Secretary on or before December 6, 2010, and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act. If a shareholder intends to present a proposal at next year’s annual meeting but does not intend to seek the inclusion of such proposal in our Proxy Statement, such proposal must be received by the Company prior to February 19, 2011, or management proxies will be entitled to use discretionary voting authority should such proposal be raised without any discussion of the matter in the Proxy Statement. The Company’s address is 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215.

SHAREHOLDERS SHARING THE SAME ADDRESS

The SEC has implemented rules regarding the delivery of proxy materials (i.e., annual reports, proxy statements, proxy statements combined with a prospectus or any information statements provided to shareholders) to households. This method of delivery, often referred to as “householding,” would generally permit the Company to send a single annual report and a single proxy statement to any household at which two or more different shareholders reside if the Company believes such shareholders share the same address, unless the shareholder(s) have opted out of the householding process. Each shareholder would continue to receive a separate notice of any meeting of shareholders and proxy card. The householding procedure reduces the volume of duplicate information you receive and reduces expenses. The Company has instituted householding. If (i) you wish to receive separate annual reports or proxy statements, either this year or in the future, or (ii) members of your household receive multiple copies of the annual report and proxy statement and you wish to request householding, you may contact the Company’s transfer agent, Continental Stock Transfer & Trust Company at 17 Battery Place, New York, New York 10004, or write to Mr. James Laird at 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215.

In addition, many brokerage firms and other holders of record have instituted householding. If your family has one or more “street name” accounts under which our shares are beneficially owned, you may have received householding information from your broker, financial institution or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of this Proxy Statement or Annual Report on Form 10-K for the 2008 fiscal year or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding. These options are available to you at any time.

OTHER BUSINESS

The Board knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed Proxy to vote on such matters in accordance with their best judgment.

The prompt completion, execution, and delivery of your proxy card or your submission of voting instructions electronically over the Internet or by telephone will be appreciated. Whether or not you expect to attend the Annual Meeting, please complete and sign the Proxy and return it in the enclosed envelope, or vote your proxy electronically via the Internet or telephonically.

By Order of the Board of Directors

James F. Laird
Secretary

Diamond Hill Investment Group, Inc.

VOTE BY INTERNET OR TELEPHONE
QUICK * * * EASY * * * IMMEDIATE
As a stockholder of Diamond Hill Investment Group, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on May 3, 2010.

Vote Your Proxy on the Internet: Go to www.continentalstock.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Vote Your Proxy by Phone: Call 1 (866) 894-0537 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	OR	Vote Your Proxy by mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE
VOTING ELECTRONICALLY OR BY PHONE

▼FOLD AND DETACH HERE AND READ THE REVERSE SIDE▼ PROXY	Please mark your votes like this	☒
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

1.	Proposal to elect the nominees named below as directors for a one year term.	For	Withhold	For all (except Nominee(s) written below):	2.	Ratification of the appointment of Plante & Moran PLLC as our independent registered public accounting firm for 2010.	For ☐	Against ☐	Abstain ☐

	Nominees: (01) Lawrence E. Baumgartner, (02) R.H. Dillon, (03) David P. Lauer, (04) David R. Meuse, (05) Diane D. Reynolds (06) Donald B. Shakelford, (07) Frances A. Skinner.	☐	☐	☐

	NOMINEES’ NAME(S) HERE:

						If you wish to vote electronically, please read the instructions above.
COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:

Signature	Signature	Date	, 2010.

Please sign exactly as your name or names appear hereon. Joint owners should each sign. Executors, administrators, trustees, guardians and others should give their full title. Corporations and partnerships should sign in their full name by their president or another authorized person.

▼FOLD AND DETACH HERE AND READ THE REVERSE SIDE▼
PROXY
Diamond Hill Investment Group, Inc.
325 John H. McConnell Blvd., Suite 200
Columbus, Ohio 43215
This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders, May 4, 2010
     The undersigned hereby appoints R.H. Dillon and James F. Laird and each of them, as proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders of Diamond Hill Investment Group, Inc. (the “Company”) to be held on May 4, 2010, or any adjournment thereof, and to vote all shares of common stock, without par value, of the Company (the “Shares”) which the undersigned is entitled to vote at such Annual Meeting or at any adjournment thereof as set forth on the reverse side.
     This Proxy when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no directive is made, the Shares represented by this Proxy will be voted “FOR” the election of the named nominees for directors and “FOR” the ratification of Plante & Moran. If any other matters are properly brought before the Annual Meeting or any adjournment thereof, the Shares represented by this Proxy will be voted in the discretion of the proxies on such other matters as the directors may recommend.
     The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders dated April 5, 2010, the Proxy Statement furnished therewith, and the Company’s Form 10-K for the year ended December 31, 2009. Any proxy heretofore given to vote the Shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders is hereby revoked.
     Please mark, sign, date and return the Proxy card promptly in the enclosed envelope, unless voting electronically.

See Reverse side	See Reverse side